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                                                                      EXHIBIT 10



                                  May 24, 1999


C. Thomas Faulders, III
6721 Benjamin Street
McLean, Virginia 22101


Dear Tom:

I am pleased to offer you a position in our company, LCC International, Inc. ("LCC"), as Chief Executive Officer. I am also pleased to confirm my intention to nominate you to serve as a member, and as Chairman, of LCC's Board of Directors.

POSITION

In your new position, you shall have such authority and responsibility as is customarily bestowed upon the Chairman and Chief Executive Officer of a public company and you will be responsible for rendering such executive, policy and other management services to LCC of the type customarily performed by persons serving in a similar executive capacity. You will also be asked to perform such other duties and have such other responsibilities consistent with your position as the Board may from time to time reasonably direct, including serving as an executive officer and in such other positions with any subsidiary or affiliate of LCC. You will be based at LCC's headquarters, in McLean, Virginia. I intend to nominate you to serve as a member, and as Chairman, of LCC's Board of Directors at the Board's first meeting following LCC's 1999 Annual Shareholders' Meeting scheduled for May 25, 1999.

BASE SALARY AND BONUS COMPENSATION

Your starting base annual salary will be $375,000, payable semi-monthly and subject to regular deductions and withholdings as required by law. During the term of your employment, you will be entitled to such salary increases and bonuses as may be authorized, declared and paid by the Board. Prior to the commencement of your employment, you and the Board will endeavor to agree upon individual and objective company annual performance criteria, which if met will entitle you to receive an annual bonus of up to 100% of your base salary. Any such bonuses will be paid in cash when bonuses are normally paid by LCC to its employees.


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STOCK OPTIONS

In addition, as a senior executive of the Company, you will be eligible to participate in LCC's 1996 Employee Stock Option Plan (the "Plan"). Your initial award will be options to purchase 150,000 shares of LCC's class "A" common stock at a per share exercise price equal to the greater of: (a) US$5.00, or (b) the fair market value of LCC's class "A" common stock on the date of grant (i.e., the date the option grant is approved by the Compensation and Stock Option Committee of LCC's Board of Directors). Your options will vest in increments of 1/3 on each of the first, second and third anniversaries of the date of grant. For so long as you are employed by LCC, and in connection with your annual salary and performance review, you will be eligible to receive annual grants of options to purchase 150,000 shares of LCC class "A" common stock at a per share exercise price equal to (b) above, and also vesting in 1/3 increments on the first, second and third anniversaries of the date of grant. Each of the foregoing grants is subject to approval by the Compensation and Stock Option Committee of the Board of Directors, and to the availability of a sufficient number of shares reserved under the Plan. Your options shall be subject to the terms and conditions of the Plan, and LCC's form of Non-Incentive Stock Option Agreement, as adopted by the Board pursuant to the Plan.

Your options (to the extent granted by the Compensation and Stock Option Committee but not vested) will be subject to acceleration upon: (i) the dissolution or liquidation of LCC, (ii) the sale of all or substantially all of the assets of LCC to another person or entity, (iii) a merger, consolidation or reorganization of LCC with one or more other person or entity where LCC is not the surviving entity, or (iv) a merger, acquisition or other transaction in which LCC is the surviving corporation that results in any person or entity (other than persons who are holders of 5% or more of the stock of LCC at the time the transaction is approved by the shareholders and other than any affiliate) acquiring beneficial ownership of 51% or more of the combined voting power of all classes of stock of LCC, excluding any change in voting control arising as a result of the conversion of Class "B" common stock of LCC to Class "A" common stock of LCC or any distribution by RF Investors, L.L.C. to any of its direct or indirect owners, investors or their respective affiliates.

PERFORMANCE REVIEW

Your performance and overall compensation package will be reviewed periodically. Our current process involves a performance review at mid-year and at the end of each year. You will be eligible for your first salary review during the 2000 mid-year review process. Your employment will also be subject to your execution and delivery, prior to your start date, of the Company's standard form Employee Agreement on Ideas, Inventions and Confidential Information, the provisions of which will apply to your employment as if fully set forth herein except the provisions regarding non-competition which are hereby replaced and superseded by the non-competition provisions set forth herein.


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LOAN

Within thirty (30) days after the commencement of your employment with LCC (or such earlier time as you and LCC may agree), LCC will provide you with an unsecured, recourse loan in the principal amount of US$1,625,000 (the "Loan"). Interest on the Loan will be payable quarterly, on the first day of each calendar quarter, at an annual rate equal to the applicable federal rate. LCC will forgive your interest payment(s), provided that you are employed by LCC on the date the interest payment being forgiven is due and payable, and will pay you a quarterly bonus equal to the amount necessary to net you, after applicable state and federal taxes, the amount of the interest payment due on such date. The entire principal balance of the Loan, together with any interest accrued to the date of payment, will be due and payable in full on the fifth anniversary of the date of the Loan subject to standard acceleration provisions including, without limitation, acceleration in the event your employment with LCC is terminated for any reason, you default under any term or provision of this agreement or the loan agreement, or you become bankrupt or insolvent. In the event of a change in control, as defined in the clauses (ii) and (iv) of the second paragraph of the section of this letter entitled "Stock Options" (and also under clause (iii) of the same paragraph, but only if the transaction would have qualified as a change in control under clause (iv) with LCC as the surviving entity) the principal balance of the loan, together with accrued interest thereon, will be forgiven but only to the extent that the forgiveness of such debt does not (together with all other items of compensation considered in the applicable tax calculation) result in an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (i.e., a "golden parachute" excise tax). The proceeds of the Loan may be used solely and exclusively by you to purchase shares of LCC class "A" common stock over NASDQ, provided, however, that you will structure your purchases to comply with the conditions set forth in Rule 10(b)-18(b) under the Securities Exchange Act of 1934, as amended. The Loan will be subject to such other terms and conditions as may be agreed upon by you and LCC, and set forth in (and LCC's obligation to provide the loan shall be subject to your executing) a definitive loan agreement, which will be executed prior to LCC's funding the Loan. Your purchase of any shares of LCC's class "A" common stock will be subject to compliance with all applicable laws, rules and regulations including, without limitation those relating to insider trading and reporting requirements, and to all applicable company policies relating to trading in LCC's securities.

SEVERANCE BENEFITS

If, for some reason, your employment with LCC is terminated by LCC during the term of this agreement due your death or "disability" or for any reason other than for "cause," then LCC will continue to make your regular salary payments, and provide continued medical and health benefits, for a period of eighteen months from


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your termination date. In the event your employment with LCC is terminated due to your death or "disability," then the options granted to you as of the date of your termination will immediately vest. Except as provided above, upon termination of your employment for any reason, all benefits of employment, and your participation in all other LCC employment benefit plans, will terminate in accordance with the terms of the plan(s) and applicable law. For this purpose, the term "cause" means: (i) any act of deceit, dishonesty, fraud or theft, (ii) a material failure to perform your job responsibilities after having been provided notice and a reasonable opportunity to cure the problem, (iv) any material violation of company policy under circumstances where you knew or should have known of the policy, (v) any material violation of your this agreement or any other agreement you may have with LCC including, without limitation, any violation of your obligations of confidentiality and non-competition, or (vi) any immoral, unethical or illegal behavior including, without limitation, and violation of your fiduciary obligations to LCC. For the purposes hereof, the term "disability" shall mean any physical or mental condition resulting from bodily injury or mental disease which renders you incapable of continuing any gainful occupation and which condition constitutes total disability under the federal Social Security Acts. If the termination of your employment is for any reason other than "disability," then the effective date of the termination of your employment will be the date of your or LCC's written notice of termination. If the termination of your employment is for "disability," then the effective date of the termination of your employment will be the date you ceased performing services for LCC on account of the "disability."

OTHER BENEFITS

You will also be eligible for the standard health, dental, vision care, short and long-term disability, life insurance, and 401 (k) benefits generally provided to senior executive management employees provided, however, that: (a) you will have four weeks of paid vacation each year, (b) be eligible for life insurance coverage equal to three times your base salary, and (c) medical insurance coverage, with indemnity-type coverage, which allows full choice of physicians and reimbursement of at least 75% of covered expenses. You will also be entitled to receive: (i) up to US$10,000 per year as reimbursement for your obtaining financial and tax planning assistance related to your compensation arrangements with LCC, and (ii) reimbursement for your costs in obtaining an annual physical examination. Your participation in each of the foregoing programs will be contingent upon your satisfying the eligibility requirements for each benefit including, without limitation, any physical or medical eligibility requirements of LCC's life insurance carrier. LCC will also reimburse you for all reasonable and necessary business expenses you incur in the performance of your job responsibilities, subject to LCC's policies with respect to the reimbursement of employee expenses.


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NON-COMPETE

During the term of your employment, and for a period of eighteen months thereafter, you agree not to, directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise): (a) engage or otherwise become interested in any business or activity that directly or indirectly competes with any business of LCC or any of its subsidiaries (or any of their successors) as conducted or contemplated during your period of employment, or (b) solicit or hire or induce the termination of employment of any employee or other personnel providing services to LCC or any of its subsidiaries at the time or within six months of such solicitation, hiring or inducement, or (c) take any action intended to cause any vendor, customer or business associate of LCC to terminate, sever, reduce or otherwise adversely alter its relationship with LCC. You acknowledge and warrant that you will be fully able to earn a livelihood for you and your dependents if these covenants are specifically enforced against you. You also acknowledge that the restrictions contained in this letter are reasonable and necessary to protect the business and interests of LCC, that LCC is relying on the enforceability of these restrictions in entering into this agreement, and that any violation of these restrictions will cause substantial and material harm to LCC.

TIME SCHEDULE; TERM

Your employment with LCC will commence effective June 24, 1999 (the "Start Date"). The term of this agreement will be for a period of three years commencing on the Start Date, provided, however, that your employment may be terminated with or without "cause" by LCC or yourself at anytime during the term hereof subject only to the terms set forth above with respect to severance, benefits and your continuing obligations to LCC.

MISCELLANEOUS

All payments to be made hereunder shall be subject to such withholdings and taxes as may be imposed by under applicable law, rule or regulation. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. No amendment, modification or waiver of the terms of this agreement shall be valid unless made in writing and duly executed by you and the company.

Your employment as Chief Executive Officer, your appointment as a member and Chairman of LCC's Board of Directors, and the terms of your engagement as outlined above, are subject to the approval of LCC's Board of Directors at its first meeting following LCC's 1999 Annual Shareholders' Meeting, which is scheduled for May 25, 1999.



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If the foregoing accurately sets forth our agreement with respect to your employment with LCC, please confirm by countersigning one of the two copies enclosed and return this to me. If you need any further explanation or more detailed information, please contact me.

With kindest regards,


/s/  Dr. Rajendra Singh
-----------------------

Dr. Rajendra Singh
Chairman and Interim Chief Executive Officer

AGREED AND ACCEPTED
As of the 24th day of May, 1999.


/s/  C. Thomas Faulders, III
----------------------------

C. Thomas Faulders, III




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